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                                                                     EXHIBIT 5.1


                    [WINSTEAD SECHREST & MINICK LETTERHEAD]



                                 August 30, 2000



Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, OK  73118


         Re: Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-41014)


Ladies and Gentlemen:


         We have examined Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-41014) to be filed by you with the Securities and Exchange Commission on or about August 30, 2000. The Registration Statement, as amended, covers the offer and sale of 9,468,985 shares of common stock, par value $.01 per share, of Chesapeake Energy Corporation by the selling shareholders named in the Prospectus contained in the Registration Statement. We have also examined your Certificate of Incorporation, Bylaws and your minute books and other corporate records, and have made such other investigation as we have deemed necessary in order to render the opinions expressed herein.

         Based on the foregoing, we are of the opinion that the shares covered by the Registration Statement have been legally issued and are fully paid and nonassessable in accordance with the Oklahoma General Corporation Act.


         Consent is hereby given for the inclusion of this opinion as part of the Registration Statement.


                                     Very truly yours,

                                     /s/ WINSTEAD SECHREST & MINICK P.C.

                                     WINSTEAD SECHREST & MINICK P.C.